UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 25, 2014

SNAP INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52176	20-3191847
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

462 7th Avenue, 4th Floor New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 594-5050

(Former name or former address, if changed since last report)

Not Applicable
________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01      Entry into a Material Definitive Agreement.

Snap Interactive, Inc. (the “Company”) entered into a Membership Acquisition Agreement (the “Agreement”) with Zoosk, Inc. (“Zoosk”), effective as of June 25, 2014. The term of the Agreement commences on August 15, 2014 and ends ninety days thereafter, on November 13, 2014, unless earlier terminated. Pursuant to the Agreement, the Company agreed to implement certain integration features on its AYI.com social dating website and software application that advertise Zoosk during the term of the Agreement, subject to certain limitations (the “Integration Features”).

In consideration for the Company’s promotion of Zoosk, Zoosk agreed to pay the Company an amount (the “Payout Amount”) for each person that registers (as defined in the Agreement) with Zoosk through the Integration Features during the term of the Agreement. Zoosk agreed to pay the Company $500,000 in two installments as an advance on the Payout Amount (the “Advance”). Pursuant to the Agreement, if the Company earns a Payout Amount of less than $500,000, the Company must refund the unearned portion of the Advance following the expiration of the term of the Agreement. The Company may earn a Payout Amount of more than $500,000 but the total Payout Amount may not exceed $1,000,000, including the Advance.

The Agreement also includes customary non-solicitation, confidentiality and indemnification provisions. The Company does not anticipate entering into any other agreement to advertise other online or mobile dating websites on the Company’s AYI.com website and software application during the term of the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which, subject to any confidential treatment requested, the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2014.

Section 2 – Financial Information

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2014

SNAP INTERACTIVE, INC.

	By:	/s/ Clifford Lerner
Clifford Lerner
President and Chief Executive Officer

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